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                                                                    EXHIBIT 99.1

(KUPPER PARKER COMMUNICATIONS LOGO)


         KUPPER PARKER COMMUNICATIONS REPORTS FIRST QUARTER 2004 PROFITS

ST. LOUIS, February 26, 2004 - Kupper Parker Communications, Incorporated (OTC/BB: KPCG.OB), a global marketing communications company, today announced net income of $205,652 or $.04 per share, for the three months ended January 31, 2004, compared with a net income of $282,481 or $.05 per share for the first quarter of 2003.

The first quarter results of 2004 reflect the company's seventh consecutive quarter of operating profit, excluding the unusual item recorded in the fourth quarter of 2002. Revenue was $2,659,646 during the first quarter of 2004, compared with $3,096,375 in the same quarter of 2003. Operating expenses were $2,413,544 compared with $2,766,778 in the same quarter in 2003.

"During the first quarter a year ago, we completed work on higher volume, but a less-profitable book of business," according to Bruce Kupper, chairman and chief executive officer of KPC. "By contrast, our strategic repositioning to focus on higher quality business with solid operating margins is reflected in our sustained profitability in the first quarter of 2004."

"KPC is delivering a strong array of integrated marketing communications services to some of America's leading organizations, as well as sharing our expertise with young, growing companies," Kupper said. "We will continue to approach the business conservatively, in step with the economic recovery."

New Business Developments

Kupper Parker has added clients in recent months that benefit from KPC's ability to deliver programs national in scope by leveraging its office network and industry experience in areas such as health care, food and consumer services. These include:

     o Sinclair & Rush, the largest dip molding company in the world with manufacturing and selling operations spanning five continents, selected KPC to provide marketing communications services, including print advertising and public relations.

     o America's Most Wanted Foods, which selected KPC to help introduce its first product, Texas Chili Mix, to the Midwest.

     o Aqua Leisure Industries, America's leading producer of high quality, value-priced swim gear and pool games, selected KPC as a creative consultant to develop product line extensions and offer new product ideas.


                                     -MORE-


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About Kupper Parker Communications

Headquartered in St. Louis, KPC provides a full range of marketing communications services domestically and internationally through its offices and affiliates in 14 markets in the United States and Europe. KPC's U.S. markets include: Boston; Chicago; Kansas City, Mo.; Louisville, Ky.; Memphis, Tenn.; Melville, NY; Oklahoma City; and St. Louis. KPC extends its services in Europe through an ownership interest in Communications in Business, headquartered in London with offices in Brussels, Dusseldorf, Milan, Paris and Madrid.

KPC ranks in the top 25 independent agency brands in the U.S. according to AdWeek, and in the top 25 independent PR firms according to PRWeek.

SAFE HARBOR

Statements included in this news release may contain forward-looking statements, including but not limited to statements of the Company's plans, objectives, expectations or intentions, that involve risk and uncertainties. The Company's actual results may differ significantly from those projected or suggested in any forward-looking statement due to a variety of factors, which are discussed in detail in the Company's filings with the Securities and Exchange Commission.

More information is located at www.kupperparker.com.


CONTACT:  Mary Scholz Barber
          Kupper Parker Communications
          (314) 290-2013
          mbarber@kupperparker.com

Three Month Table Follows

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KUPPER PARKER COMMUNICATIONS, INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)

                                                  QUARTER ENDED JANUARY 31
                                            -------------------------------------
                                                2004           2003           %
                                            -----------    -----------    -------
REVENUES                                    $ 2,659,646    $ 3,096,375    (14.1)%

OPERATING  EXPENSES:
                 Salaries and Benefits        1,821,480      2,023,909    (10.0)%
                 Office and General             592,064        742,869    (20.3)%
                                            -----------    -----------
                 Total Operating Expenses     2,413,544      2,766,778    (12.8)%
                                            -----------    -----------
                 Operating Income               246,102        329,597    (25.3)%

OTHER INCOME (EXPENSE):
                 Interest income                     66          1,945    (96.6)%
                 Interest expense               (40,516)       (49,061)   (17.4)%
                                            -----------    -----------
                                                (40,450)       (47,116)   (14.1)%
                                            -----------    -----------

NET INCOME                                  $   205,652    $   282,481    (27.2)%
                                            ===========    ===========


EARNINGS PER SHARE:

                 Basic                      $      0.04    $      0.05    (20.0)%
                                            ===========    ===========

                 Diluted                    $      0.03    $      0.05    (40.0)%
                                            ===========    ===========